Exhibit 99.1

For Additional Information:
CytRx Corporation:	CEOcast, Inc.
Ed Umali (eumali@cytrx.com)	Investor Contacts:
Director of Corporate Communications	Kevin Theiss (ktheiss@ceocast.com)
(310) 826-5648, ext. 309	Cormac Glynn (cglynn@ceocast.com)
(212) 732-4300
CYTRX REPORTS SECOND QUARTER FINANCIAL RESULTS
LOS ANGELES (August 3, 2006) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the three months and six months ended June 30, 2006.
“We are extremely pleased with our progress that moves us closer to commercializing drugs aimed at unmet medical needs,” said Steven A Kriegsman, President and CEO of CytRx. “In less than two years since acquiring our small molecule drug candidates, we have completed dosing and follow-up in a Phase IIa clinical trial with arimoclomol for the treatment of the life-threatening amyotrophic lateral sclerosis, commonly known as ALS or Lou Gehrig’s disease. Investigators are analyzing trial data and we expect to announce results early in the fourth quarter.
“Earlier this week we announced final results from a HIV vaccine Phase I clinical trial that confirmed vaccine safety and tolerability in volunteers receiving lower vaccine doses. Results from this study are highly encouraging as this novel vaccine (DP6-001) demonstrated effectiveness in eliciting both HIV-specific T-cell and antibody immune responses with neutralizing activity against multiple HIV viral strains, which are considered major challenges in HIV treatment,” he added.
“With our small molecule and RNAi technology platforms, we are taking innovative approaches in developing drug candidates aimed at providing viable treatments for major global medical concerns such as type 2 diabetes and obesity,” said Mr. Kriegsman. “Our robust development pipeline and technology internal development, while seeking corporate partners for the development of others.”
Review of Financial Results
For the second quarter of 2006, CytRx reported a net loss of $5.5 million, or $0.08 per share, compared with a net loss of $4.5 million, or $0.08 per share, for the second quarter of 2005.
Research and development expenses were $2.7 million for the second quarter of 2006, compared with $2.9 million for the second quarter of 2005. General and administrative expenses were $2.5 million for the second quarter of 2006, compared with $1.6 million a year earlier. The increased general and administrative expenses incurred in the second quarter of 2006 resulted primarily from increased legal and travel expenses and licensing fees. On January 1, 2006, CytRx adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), “Share-Based Payment.” As a result, the Company recorded approximately $351,000 in stock-based compensation expense for the second quarter of 2006. Results for the second quarter of 2005 do not include SFAS 123(R) compensation expenses.

CytRx’s net loss for the six months ended June 30, 2006, was $9.6 million, or $0.15 per share, compared with a net loss of $8.0 million, or $0.14 per share, for the six months ended June 30, 2005. Revenue for the first six months of 2006 was $60,830 and consisted entirely of service revenue, while revenue of $1,500 for the first half of 2005 consisted entirely of license fees paid with respect to CytRx’s TranzFect vaccine adjuvant technology. All future license fees under current licensing agreements are dependent upon successful development milestones being achieved by the licensee.
As of June 30, 2006, cash and cash equivalents totaled $13.2 million, compared with $8.3 million as of December 31, 2005. The increase reflects net proceeds of approximately $12.4 million from the private sale of common stock and warrants to a group of institutional investors in March 2006. Working capital was $10.5 million as of June 30, 2006.
Second quarter 2006 and recent highlights:
•	In July 2006, CytRx reported Phase I clinical trial results indicating that a novel HIV vaccine formulation DP6-001 was generally well tolerated in volunteers receiving lower vaccine doses and was effective at eliciting both HIV-specific T-cell and antibody immune responses. A summary of the Phase I trial results will be filed with the U.S. Food and Drug Administration (FDA) in August 2006 and manuscripts that provide additional detailed results are being prepared to submit for publication in peer-reviewed journals and presentations at scientific conferences.

•	Investigators are currently analyzing data from patients enrolled in CytRx’s Phase IIa clinical trial with its oral drug candidate arimoclomol for the treatment of ALS. Patients in the trial were evaluated while receiving either placebo (a capsule without drug) or one of three dose levels of arimoclomol three times daily for 12 weeks and during a four-week follow-up period without drug. CytRx expects to complete data analysis and announce final results of the Phase IIa trial early in the fourth quarter of 2006. The Company plans to initiate a Phase IIb study with arimoclomol for the treatment of ALS, subject to FDA acceptance.

•	Approximately 99% of the ALS patients who completed the Phase IIa clinical trial with arimoclomol have elected to enroll in an open-label extension trial. Patients in the extension trial, including those who received low dose or placebo in the Phase IIa trial, receive treatment with arimoclomol at the highest dose level for up to an additional six months. The open-label extension trial, which is designed to provide additional safety and tolerability data, is expected to be completed in January 2007.

•	On June 30, 2006, CytRx was added to the Russell Microcap™ Index. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

•	CytRx has presented at the following recently held conferences:
•	In May, CytRx’s Director of Biology Harold Wright, Ph.D. delivered a presentation entitled, “RNAi Screens Drive the Discovery & Development of Molecular Based Medicines to Treat Diabetes and Obesity,” at the Metabolic Diseases World Summit.

•	In April, Mr. Kriegsman made a company presentation at the UBS Global Pharmaceuticals Conference.

About DP6-001
The HIV DNA + protein vaccine formulation, which is exclusively licensed to CytRx, was created by researchers at the University of Massachusetts Medical School (UMMS) and Advanced BioScience Laboratories (ABL). The Phase I clinical trial was funded under a $16 million, five-year HIV Vaccine Design and Development Team contract from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH).
About the University of Massachusetts Medical School
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $174 million in research funding annually, 80% of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.
About Advanced BioScience Laboratories
Advanced BioScience Laboratories, Inc., located in Kensington Md., is a biomedical research, development and manufacturing company focusing on human retroviral diseases. ABL has been a leader in HIV-1 research for more than two decades and has been involved in the development of methods to both prevent and treat HIV-1 infection.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology (CCI), as well as a targeted library of 500 small molecule CCI analogs. CytRx has completed patient dosing in a Phase IIa clinical trial with its lead CCI small molecule product candidate, arimoclomol, for the treatment of ALS. Arimoclomol has received Orphan Drug status and Fast Track designation from the FDA. CytRx has completed a Phase I clinical trial with an HIV DNA + protein vaccine that demonstrates its ability to produce potent antibody responses with neutralizing activity against multiple HIV viral strains. CytRx also has a broad-based strategic alliance with UMMS to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and cytomegalovirus (CMV) using RNAi technology. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. CytRx Drug Discovery division, located in Worcester, Mass. focuses on the use of RNAi technologies to develop small molecule and RNAi therapeutics to treat obesity and type 2 diabetes. For more information, visit CytRx’s Web site at www.cytrx.com.
Forward-Looking Statements
This press release contains “forward-looking statements” (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act of 1995 and in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and anticipated or preliminary results of our ongoing clinical development and research programs and statements regarding the potential clinical benefits or commercial success of our drug candidates and clinical compounds. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events, projections or results described in the forward-looking statements, including risks or uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for our drug candidates and clinical compounds; the final analysis of test data and the actual outcomes of further testing; uncertainties related to the early stage of CytRx’s research and development efforts; the need for future clinical testing of any small molecules and products based on RNAi that may be developed by us; and the significant time and expense that will be incurred in developing any of the potential commercial applications for our technology. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$13,243,535	$8,299,390
Accounts receivable	—	172,860
Prepaid compensation, current portion	—	27,813
Prepaid and other current assets	176,731	287,793

Total current assets	13,420,266	8,787,856
Equipment and furnishings, net	285,714	352,641
Molecular library, net	328,216	372,973
Prepaid insurance and other assets	402,532	425,440

Total assets	$14,436,728	$9,938,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,510,039	$815,626
Accrued expenses and other current liabilities	1,432,395	1,639,922

Total current liabilities	2,942,434	2,455,548
Deferred revenue	275,000	275,000

Total liabilities	3,217,434	2,730,548

Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 70,619,000 and 59,284,000 shares issued at June 30, 2006 and December 31, 2005, respectively	70,619	59,284
Additional paid-in capital	145,910,693	131,790,932
Treasury stock, at cost (633,816 shares held at June 30, 2006 and December 31, 2005, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(132,482,780)	(122,362,616)

Total stockholders’ equity	11,219,294	7,208,362

Total liabilities and stockholders’ equity	$14,436,728	$9,938,910

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
Service revenue	$—	$—	$60,830	$—
License fees	—	—	—	1,500

	—	—	60,830	1,500

Expenses:
Research and development (includes $61,000 and $105,000 of non-cash stock-based compensation given to consultants for the three and six-month periods ended June 30, 2006 and $38,000 and $90,000 of non-cash stock-based compensation given to consultants for the three and six-month periods ended June 30, 2005, respectively)	2,687,700	2,915,969	4,387,818	4,829,989
Depreciation and amortization	80,010	62,288	138,941	100,412
General and administrative (includes $58,000 and $125,000 of non-cash stock-based compensation given to consultants for the three and six-month periods ended June 30, 2006 and $77,000 and $316,000 of non-cash stock-based compensation given to consultants for the three and six-month periods ended June 30, 2005.	2,523,369	1,614,695	4,753,828	3,271,907
Expense related to employee stock options	351,209	—	696,378	—

	5,642,288	4,592,952	9,976,965	8,202,308

Loss before other income	(5,642,288)	(4,592,952)	(9,916,13	5) (8,200,808)
Other income:
Interest income	176,908	41,066	284,39	8 83,730
Minority interest in losses of subsidiary	—	42,753	—	81,452

Net loss	$(5,465,380)	$(4,509,133)	$(9,631,737)	$(8,035,626)

Basic and diluted:
Loss per common share	$(0.08)	$(0.08)	$(0.15)	$(0.14)

Weighted average shares outstanding	69,977,876	57,542,340	66,181,900	55,509,421

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